Independent Auditors' Consent

The Board of Trustees
Oppenheimer Municipal Bond Fund:

We consent to the use in this Registration Statement of Oppenheimer Municipal Bond Fund of our reports dated August 21, 1998 appearing in the Statement of Additional Information which is a part of such Registration Statement, and to the reference to our firm under the headings "Financial Highlights" appearing in the Prospectus which is also a part of such Registration Statement, and "Independent Auditor" appearing in the Statement of Additional Information.

                                          /s/ KPMG Peat Marwick LLP
                                        -----------------------------------
                                          KPMG Peat Marwick LLP

Denver, Colorado
November 19, 1998